Registration No. 333-[__________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOJACK CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2664794 (I.R.S. Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

LoJack Corporation 2008 Stock Incentive Plan
(Full title of the plan)

Richard T. Riley
Executive Chairman
LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090
 (Name and address of agent for service)

(781) 326-4700
(Telephone number, including area code, of agent for service)

Copy to:

Michael A. Matzka, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Tel: (617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $0.01 par value	2,000,000 shares	$4.01	$8,020,000	$447.52

(1)
In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the NASDAQ Global Select Market on July 27, 2009.

Pursuant to Rule 429, the prospectus constituting a part of this Registration Statement also covers the shares of Common Stock previously registered under Registration Nos. 333-43670, 333-111293 and 333-151044.

Registration of Additional Securities – Explanatory Note

On May 20, 2008, LoJack Corporation (the “Company”) filed a registration statement on Form S-8, Registration Statement No. 333-151044 (the “Prior Registration Statement”), to register 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Company’s 2008 Stock Incentive Plan (the “Plan”).  Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except for Item 3, Item 8 and Item 9 of Part II of the Prior Registration Statement, which are being updated by this registration statement to register an additional 2,000,000 shares of Common Stock for issuance under the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the Company with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009.

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009.

(c) The Company’s definitive proxy statement on Schedule 14A, filed with the SEC on April 8, 2009.

(d)  The Company’s Current Reports on Form 8-K filed with the SEC on February 18, 2009, March 20, 2009, March 31, 2009, April 30, 2009 and May 27, 2009.

(e)  The description of the securities contained in the Company’s registration statement on Form 8-A filed on January 19, 1983 under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards (SFAS) 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (SFAS 160), as described more fully in Note 1 to the unaudited interim consolidated financial statements incorporated by reference to this registration statement on the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. The adoption of SFAS 160 did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of noncontrolling (minority)

interests in our consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of SFAS 160, the Company will be required to reflect the change in presentation and disclosure for all periods presented in future filings.

The principal effect on the prior year balance sheet related to the adoption of SFAS 160 is summarized as follows (in thousands):

Balance Sheet	December 31, 2008
Equity, as previously reported	$83,834
Increase for SFAS 160 reclass of non-controlling interest	480
Equity, as adjusted	84,314

Additionally, the adoption of SFAS 160 had the effect of reclassifying earnings attributable to non-controlling interest in the consolidated statement of operations from other income and expense to separate line item.  SFAS 160 also requires that net loss be adjusted to include the net loss attributable to the non-controlling interest, and a new separate caption for net loss attributable to common shareholders be presented in the consolidated statement of operations. Thus, after adoption of SFAS 160 net loss will decrease by $159,000 for the fiscal year 2008 and net loss attributable to common shareholders will be equal to net loss as previously reported prior to the adoption of SFAS 160.

Item 8. Exhibits.

Exhibit No.		Description
5.1	–	Opinion of Sullivan & Worcester LLP

23.1	–	Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1)

23.2	–	Consent of Deloitte & Touche LLP

24	–	Powers of Attorney (included in the signature page to this registration statement)

Item 9. Undertakings.

                  (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on this 28th day of July, 2009.

LOJACK CORPORATION

By: /s/ Richard T. Riley
Richard T. Riley Executive Chairman

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the registrant hereby constitute and appoint Richard T. Riley, Ronald V. Waters III and Timothy P. O’Connor, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard T. Riley Richard T. Riley	Executive Chairman	July 28, 2009

/s/ Ronald V. Waters III Ronald V. Waters III	President, Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2009

/s/ Timothy P. O’Connor Timothy P. O’Connor	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 28, 2009

/s/ Rory J. Cowan Rory J. Cowan	Director	July 28, 2009

/s/ John H. MacKinnon John H. MacKinnon	Director	July 28, 2009

/s/ Robert J. Murray Robert J. Murray	Director	July 28, 2009

/s/ Robert L. Rewey Robert L. Rewey	Director	July 28, 2009

/s/ Harvey Rosenthal Harvey Rosenthal	Director	July 28, 2009

/s/ Maria Renna Sharpe Maria Renna Sharpe	Director	July 28, 2009